UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 4, 2019

LAKELAND FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

Indiana	0-11487	35-1559596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

202 East Center Street Warsaw, Indiana	46580
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (574) 267-6144

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	LKFN	NASDAQ

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (s230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (s240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2019, Lakeland Financial Corporation (the “Company”) and Lake City Bank, the Company’s wholly owned subsidiary (the “Bank”), announced that Kevin Deardorff will be retiring from his duties as Executive Vice President, Retail Banking Administration of the Company and the Bank, effective June 30, 2021 (the “Retirement Date”). Until December 31, 2019, Mr. Deardorff will continue to serve in his current capacity, following which he will serve as Retail Banking Advisor, a non-executive advisory role under which his duties will include advising the President and Chief Executive Officer of the Company and Mr. Deardorff’s successor, Stephanie R. Leniski, in her role of Senior Vice President, Retail Banking.

On November 4, 2019, the Company entered into a transitional retirement agreement (the “Agreement”) with Mr. Deardorff, effective November 1, 2019, in order to provide for the systematic succession and transition of his duties in anticipation of his ultimate retirement on the Retirement Date. Under the terms of the Agreement, Mr. Deardorff is entitled to receive his current annual base salary of $253,000 until December 31, 2020 and is eligible to receive an annual base salary of $126,500 between January 1, 2021 and the Retirement Date. Mr. Deardorff is eligible to receive performance-based annual incentive bonuses in accordance with the Company’s annual incentive plan, with a target opportunity of 40% of his annual base salary then in effect. Any such bonus for 2021 will be prorated for the number of days during which Mr. Deardorff is employed in 2021.

The Agreement provides that Mr. Deardorff will be eligible to receive equity-based awards under the Company’s 2017 Equity Incentive Plan (the “Equity Plan”) for the 2019-2021 and 2020-2022 performance periods. He is not eligible for an award for the 2021-2023 performance period. The target number of shares for such awards will be 5,400 shares. He will be eligible to continue vesting in all outstanding equity awards until the Retirement Date, and the awards for the 2019-2021 and 2020-2022 performance periods will vest on a pro rata basis as of the Retirement Date, based on the number of days during the performance periods during which Mr. Deardorff is employed and assuming 100% of realized performance for such performance periods.

The Agreement provides that Mr. Deardorff’s obligations and benefits under the Agreement shall continue in force if, prior to the Retirement Date, Mr. Deardorff’s employment is terminated by the Company other than for Cause or by Mr. Deardorff for Good Reason (in each instance, as defined in his Change in Control Agreement with the Company, effective as of March 1, 2016 (the “CIC Agreement”)), or if Mr. Deardorff’s employment is terminated on account of his death or Disability (as defined in the Equity Plan). The Company shall have no further obligations under the Agreement if the Company terminates Mr. Deardorff for Cause or if he resigns other than for Good Reason.

All benefits under the Agreement are contingent upon Mr. Deardorff’s execution and non-revocation of a general release and waiver of claims against the Company within 21 days of the Retirement Date or his termination date. The Agreement prohibits Mr. Deardorff from disclosing confidential information of the Company during employment and following his termination of employment for any reason, and also prohibits him from competing with the Company and from soliciting its employees or customers during employment and for a period of five years following his termination of employment for any reason.

A copy of the Agreement is filed as Exhibits 10.1 hereto and is incorporated by reference herein. The above summary of the Agreement is qualified in its entirety by the full text of the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Transitional Retirement Agreement, dated as of November 4, 2019, by and among Lakeland Financial Corporation, Lake City Bank and Kevin Deardorff.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND FINANCIAL CORPORATION

Dated: November 8, 2019	By:	/s/ Lisa M. O’Neill
Lisa M. O’Neill
Executive Vice President and Chief Financial